Exhibit 99.1

                  Bush Industries Reports Third Quarter Results

    JAMESTOWN, N.Y., Nov. 11 /PRNewswire-FirstCall/ -- Bush Industries, Inc. (NYSE: BSH), a leading manufacturer of ready-to-assemble furniture, case goods furniture and a supplier of surface technologies, released its third quarter and nine-month financial results for the period ended September 27, 2003.

    Third Quarter Results
    Net sales for the third quarter were $79.0 million, in line with the Company's previous guidance of $78 million to $82 million. Net sales for the 2003 third quarter decreased approximately 6.4 percent compared with $84.4 million in last year's third quarter.
    The Company reported a net loss of $3.6 million, or a loss of $0.26 per diluted share, compared with the Company's guidance of a fully diluted earnings per share (EPS) loss of $0.25 to $0.28. This compared to net income of $492,000, or $0.04 per diluted share in the same quarter for the previous year. Included in the 2003-third quarter results were losses per share of $0.08 [including $0.01 for cost reduction initiative] at Bush Technologies, $0.08 [including $0.02 for cost reduction initiative] at Bush Furniture Europe and $0.10 [including $0.02 for cost reduction initiative] at Bush Furniture North America. Results at Bush Technologies were impacted by sales that were lower than expected, while Bush Furniture Europe results were in line with expectations. Results at Bush Furniture North America include costs associated with multiple new product rollouts of $0.03 per share to support the Company's planned strategic initiatives and costs related to the Company's refinancing efforts of $0.04 per share.
    "As a result of the third quarter performance, we are continuing to take aggressive actions toward further controlling our costs. Our objective throughout 2003 has been to restructure the Company to meet the needs of the changing markets that we participate in. We have and are continuing to take clear action to support this objective. Recently, we undertook an immediate downsizing effort at Bush Technologies to reduce expenses because of current market conditions. Furthermore, we are intensifying our efforts to identify and implement cost reductions on a company-wide basis to position Bush for the future," stated Paul Bush, chairman and chief executive officer.
    Mr. Bush continued, "We are encouraged by the activities of our largest business segment, our North America Furniture division. We are gaining momentum through our new initiatives that are starting to bear fruit and expect the current overall improved sales trends to continue into the fourth quarter, and more significantly, into next year."

    Nine-Month Results
    For the first nine months of 2003, net sales were $224.7 million compared with $251.7 million in the same period last year. The Company reported a net loss of $16.7 million, or $1.21 per diluted share for the 2003 nine-month period, compared with a net loss of $272,000, or $0.02 per diluted share last year. The 2003 nine-month results include a charge of approximately $11.5 million net of income taxes ($17.1 million pre-tax), or $0.83 per diluted share associated with its cost reduction initiative. The 2002 nine-month results include a charge for the cumulative effect of accounting change of approximately $2.4 million or $0.17 per diluted share for the impairment of goodwill attributed to the Company's German operations.

    Bank Debt/Lending Agreement
    The Company's debt increased by $16.5 million to $131.4 million, compared with $114.9 million at the end of the 2003-second quarter primarily as a result of an increase in accounts receivable that was a consequence of Bush Furniture North America and Bush Technologies not selling certain of their accounts receivable. The bank debt is now classified under current liabilities on the Company's balance sheet due to the fact that Bush's existing bank agreement expires on June 30, 2004. Bush has received temporary waivers from its lenders regarding non-compliance with its covenants through March 1, 2004. This will facilitate and allow the Company the additional time to pursue its two-continent financing arrangements.

    Divisional Highlights
    Select highlights by division:

     -- Bush Furniture North America (BFNA):

        1. Under the Eric Morgan case goods initiative, BFNA is making inroads in the home furnishings channel. Several new product lines in bedroom, home entertainment and home office were introduced during the quarter.

        2. New commercial office line products were placed at both the office superstore and the commercial office dealer channels. Additionally, several new S.O.H.O. product lines were introduced and are being tested by the office superstores.

        3. At the electronic and office superstores, BFNA launched new lines of products for digital and plasma televisions, among other items. These new product lines continue to strengthen the Company's offerings to its retail partners.

        4. During the third quarter, BFNA developed import items and lines that will compliment its domestic laminate offerings, allowing the Company to provide a full assortment and be a total supplier to its retail partners.

        5. BFNA accelerated shipments of new product to its original equipment manufacturer partners.

    -- Bush Furniture Europe (BFE):
       At its annual September furniture show, BFE introduced Caradom, a new line of furniture products for the healthcare industry; an expanded line of young living and home entertainment product offerings; and two new professional office furniture product lines. All of BFE's new product offerings were well received by the Company's customers.

    -- Bush Technologies (BT):
       BT experienced significantly lower than expected sales during the 2003 third quarter due to lower than anticipated cell phone sales by one of its OEM partners, which subsequently reduced the amount of decorative faceplates sold. As a result, the Company took immediate actions to down size the division, primarily through reductions in personnel.

    Guidance for Remainder of 2003
    "The Company currently expects sales in the fourth quarter to be in a range of $83 million to $88 million, with sequential sales growth primarily from our North American Furniture operations, resulting from our specific market initiatives. We anticipate a fully diluted consolidated earnings per share (EPS) loss of $0.47 to $0.53 for the fourth quarter. This loss would be inclusive of costs which relate to obtaining the bank waivers and our financing efforts ($0.15 to $0.17 EPS) and to our previously announced 2003 cost reduction initiative ($0.07 EPS) which will be basically completed by the end of 2003.
    The balance of the loss is primarily from Bush Furniture Europe (BFE) and Bush Technologies (BT). BFE's loss results from the completion of the previously announced consolidation of facilities, reduction of personnel, and the impact of its planned vacation shutdown in the fourth quarter. BT's loss is reflective of lower sales levels that are a result of reduced cell phone sales that utilize our decorated faceplates. BFNA, while anticipated to experience sequential sales growth from the Company's specific initiatives outlined earlier, will be impacted by further costs connected with our new multiple product rollouts.
    As part of our cost saving measures, we are evaluating several other alternatives. After we complete our evaluation, we may incur an additional $0.25 to $0.30 per share of non-cash charges. Additionally, we will be assessing the carrying value of our goodwill under SFAS No. 142 and the carrying value of our other long-term assets. If there is a resultant charge in the fourth quarter, it would be non-cash in nature. We realize that the extent and resultant impact of our actions are disappointing in the short term, but taking these actions now should better position the Company as we move forward into 2004," concluded Paul Bush.

    Conference Call
    The management of Bush will host a conference call on Wednesday, November 12, 2003 at 11:00 a.m. ET to discuss third quarter results. Those who wish to participate on the conference call may do so by calling the toll-free number 888-566-5907 approximately 15 minutes prior to the 11:00 a.m. ET starting time. A replay of the call in its entirety will be available by telephone for seven days following completion of the live call, at 800-964-3814. The password for the live call is 2874 and the leader's name is Don Hauck.
    The conference call will also be webcast simultaneously over the Internet through Investor Broadcast Network's Vcall web site, which can be accessed at www.vcall.com, and will be rebroadcast by Vcall through Wednesday, November 19, 2003.
    Additional financial and/or statistical information can be accessed at our web site, www.bushindustries.com listed under the "About Us - Press Release" section.

    Bush Industries, Inc. is a leading global manufacturer of ready-to-assemble furniture, casegoods furniture, and a supplier of surface technologies. The Company operates its business in three segments: Bush Furniture North America, which concentrates on furniture for the commercial office, home office, home entertainment, bedroom and other home furnishings distributed by leading retailers; Bush Furniture Europe, which sells commercial, home office and other furnishings in the European market; and Bush Technologies, which is focused on decorated face plates for cell phones, as well as the utilization of surface technologies in diverse applications such as automotive interiors, cosmetics, sporting goods and consumer electronics. Bush operates several manufacturing and warehouse facilities throughout North America and Europe.


     BUSH INDUSTRIES, INC. AND SUBSIDIARIES

     Financial Highlights (Unaudited)

    The following data sets forth certain condensed consolidated statement of operations information for the third quarter and nine-month period of 2003 and 2002:
                                        For the Three        For the Nine
                                        Months Ended         Months Ended
                                     9/27/03    9/28/02    9/27/03    9/28/02
                                        (In Thousands Except Per Share Data)

    Net Sales                        $79,004    $84,411   $224,697   $251,672

    Costs and Expenses:
      Cost of Sales                   60,237     62,333    177,505    182,457
      Selling, General, and
       Administrative                 21,563     19,220     57,079     60,002
      Interest                         1,953      1,904      5,602      5,490
      Restructuring                      993          0      9,671          0
                                      84,746     83,457    249,857    247,949
    (Loss) Earnings Before Income
     Taxes and Cumulative Effect
     of Accounting Change             (5,742)       954    (25,160)     3,723

    Income Tax Benefit (Expense)       2,099       (462)     8,482     (1,597)

    (Loss) Earnings Before
     Cumulative Effect of
     Accounting Change                (3,643)       492    (16,678)     2,126

    Cumulative Effect of
     Accounting Change                     0          0          0     (2,398)

    Net (Loss) Earnings              ($3,643)      $492   ($16,678)     ($272)

    Basic (Loss) Earnings
     Per Share:
      Before Cumulative Effect of
       Accounting Change              ($0.26)     $0.04     ($1.21)     $0.15
      Cumulative Effect of
       Accounting Change                   0          0          0      (0.17)
      Net Earnings (Loss)             ($0.26)     $0.04     ($1.21)    ($0.02)

    Diluted Earnings (Loss)
     Per Share:
      Before Cumulative Effect
       of Accounting Change           ($0.26)     $0.04     ($1.21)     $0.15
      Cumulative Effect of
       Accounting Change                   0          0          0      (0.17)
      Net (Loss) Earnings             ($0.26)     $0.04     ($1.21)    ($0.02)

    Weighted Average Shares
     Outstanding:
      Basic                           13,824     13,842     13,827     13,813
      Diluted                         13,824     13,857     13,827     14,037


    Other Sales and Earnings Information (In Thousands):

                                       For the Three          For the Nine
                                        Months Ended          Months Ended
                                     9/27/03    9/28/02    9/27/03    9/28/02

    Net Sales To External Customers:
      Bush Furniture North America   $61,499    $68,284   $166,057   $198,282
      Bush Furniture Europe           14,103     10,124     46,304     38,667
      Bush Technologies                3,402      6,003     12,336     14,723
    Consolidated Net Sales           $79,004    $84,411   $224,697   $251,672

    Segment Earnings (Loss) Before
     Income
    Taxes and Cumulative Effect of
    Accounting Change:
      Bush Furniture North America   ($1,832)    $2,827    ($3,430)    $8,715
      Bush Furniture Europe           (1,264)    (1,404)    (1,462)    (2,999)
      Bush Technologies               (1,653)      (469)    (3,141)    (1,993)
                                      (4,749)       954     (8,033)    $3,723
    Inventory Write Down Charge            0          0     (7,456)         0
    Restructuring                       (993)         0     (9,671)         0
    Consolidated Earnings (Loss)
     Before Income Taxes and
     Cumulative Effect of Accounting
     Change                          $(5,742)      $954   $(25,160)    $3,723

    Certain Consolidated Balance Sheet Data (In Thousands):

                                                     9/27/03       12/28/02
    Cash and Cash Equivalents                         $4,152         $2,729
    Trade Receivables                                 26,948         16,544
    Inventories                                       55,211         56,204
    Total Current Assets                              98,697         86,145
    Property, Plant & Equipment (Net)                187,093        196,922
    Total Assets                                     314,107        310,105

    Current Liabilities                             $178,491        $51,344
    Long-Term Debt                                     3,230        100,223
    Total Liabilities                                195,889        174,020
    Stockholders' Equity                             118,218        136,085
    Total Liabilities and Stockholders' Equity       314,107        310,105


    Other Key Financial Data (In Thousands):

                          For the Three         For the Nine        For Full
                          Months Ending         Months Ending      Year Ending
                       9/27/03     9/28/02    9/27/03     9/28/02    12/28/02
    Depreciation and
     Amortization       4,769       4,828     14,368      14,772      20,053
    Capital
     Expenditures       1,059       1,300      2,373       4,412       5,533

    Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. Forward-looking statements include statements regarding the intent, belief, projected or current expectations of the Company or its Officers (including statements preceded by, followed by or including forward-looking terminology such as "may," "will," "should," "believe," "expect," "anticipate," "estimate," "continue" or similar expressions or comparable terminology), with respect to various matters. The Company cannot guarantee future results, industry trends, levels of activity, performance or achievements. Factors that could cause or contribute to such differences include, but are not limited to, economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices, changes in estimates regarding the Company's future contractual obligations, and other factors discussed in the Company's filings with the Securities and Exchange Commission (the "SEC"). Copies of the Company's SEC filings are available from the SEC or may be obtained upon request from the Company. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

SOURCE  Bush Industries, Inc.
    -0-                             11/11/2003
    /CONTACT:  Jeffrey O'Keefe of The Global Consulting Group,
+1-646-284-9423, for Bush Industries, Inc.; or Donald Hauck, Sr. Vice President of Bush Industries, Inc., +1-716-665-2510, Ext. 3509/
    /Web site:  http://www.bushindustries.com /
    (BSH)

CO:  Bush Industries, Inc.
ST:  New York
IN:  HOU
SU:  ERN CCA ERP